Exhibit 5.12

OHIO · KENTUCKY · INDIANA · TENNESSEE

(513) 651-6800

October 31, 2006

National Mentor Holdings, Inc.

313 Congress Street, 6th Floor

Boston, MA  02210

Ladies and Gentlemen:

                We have acted as special Ohio counsel to Ohio Mentor, Inc., REM Consulting of Ohio, Inc., REM Ohio, Inc. and REM Ohio Waivered Services, Inc. (each, an “Ohio Guarantor” and, collectively, the “Ohio Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by National Mentor Holdings, Inc. (the “Company”), the Ohio Guarantors and the subsidiaries of the Company listed on Schedule 1 hereto (the “non-Ohio Guarantors” and, together with the Ohio Guarantors, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $180,000,000 aggregate principal amount of 11-1/4% Senior Subordinated Notes due 2014 (the “Exchange Securities”), the issuance by the Ohio Guarantors of guarantees with respect to the payment of the Exchange Securities (the “Guarantees”) and the issuance by non-Ohio Guarantors of guarantees.  The Exchange Securities and the Guarantees will be issued under an Indenture dated as of June 29, 2006 (the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association as Trustee (the “Trustee”).  The Exchange Securities will be offered by the Company in exchange for $180,000,000 aggregate principal amount of its outstanding 11-1/4% Senior Subordinated Notes due 2014.

                We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.  In addition, we have examined the following documents (collectively, the “Entity Documents”):

1.             A certificate of the Senior Vice President of Finance of the Ohio Guarantors of even date herewith, as to certain factual matters (the “Officer’s Certificate”);

2.             A Certificate of Good Standing with respect to each Ohio Guarantor from the Secretary of State of Ohio, each dated October 26, 2006 (the “Good Standing Certificates”);

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October 31, 2006

3.             The Articles of Incorporation and the Regulations of each Ohio Guarantor, the completeness and accuracy of each of which have been certified to us as part of the Officer’s Certificate; and

4.             Certified copies of resolutions of the Board of Directors of each Ohio Guarantor adopted by written consent of all members of such Ohio Guarantor’s Board of Directors in lieu of a meeting, dated as of June 29, 2006, with respect to the issuance of the Guarantees, the completeness and accuracy of each of which have been certified to us as part of the Officer’s Certificate.

                In rendering the opinions set forth herein, we have assumed (i) other than as to the Ohio Guarantors, the due authorization, execution and delivery of the Indenture, (ii) that the Indenture constitutes the legal, valid and binding obligation of all parties to it under applicable law, enforceable against all such parties in accordance with its terms and (iii) that the Indenture has been delivered for adequate consideration, consistent and sufficient for the purposes intended thereby.  Further, we have assumed the authenticity of all documents submitted to us as originals, the legal capacity of all parties signing such documents, the genuineness of the signatures on such documents, and the conformity to original documents of all photostatic copies of such documents submitted to us.

                In rendering the opinions set forth herein, we have also assumed that (i) the transactions contemplated by the Indenture have been duly authorized and approved by the shareholders of each of the Ohio Guarantors, (ii) Gregory Torres, Edward M. Murphy, Juliette Fay and John W. Gillespie were all of the members of the Board of Directors of each Ohio Guarantor at the time of the authorization of the Indenture, (iii) the Indenture to which an Ohio Guarantor is a party has been executed on behalf of such Ohio Guarantor by the Chief Executive Officer, President, any Senior Vice President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of such Ohio Guarantor, and (iv) the Ohio Guarantors received reasonably equivalent value in exchange for incurring the obligations under the Guarantees.

                The opinions hereinafter expressed are subject to the following qualifications:

1.             The validity, binding effect and enforceability of the Indenture and the Guarantees are subject to and may be affected by applicable state and/or federal bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, equity of redemption, moratorium laws, or similar laws affecting the rights of creditors or debtors generally, laws concerning environmental effects or promulgated by environmental agencies, racketeer influenced and corrupt organization (RICO) statutes, securities laws, tax laws, the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and matters of public policy.

2.             No opinion is expressed as to the validity, binding effect or enforceability of (a) self-help provisions, (b) waivers of constitutional rights, (c) provisions waiving the right to trial by jury, waiving rights to automatic stay, relating to venue, purporting to establish evidentiary

National Mentor Holdings, Inc.

October 31, 2006

standards or specifying that the rights of the parties may be waived only in writing, (d) warrants or powers of attorney to confess judgment, (e) provisions related to waiver of remedies or defenses (or the delay or omission of enforcement thereof), disclaimers, liability limitations with respect to third parties, powers of attorney, liquidated damages or the creation of remedies not available under Ohio law, (f) provisions pursuant to which a party attempts to exempt itself from liability for its own negligence, fault or actions, or providing for indemnification against criminal liability, civil penalties or punitive damages or actions to the extent that the indemnitee has been grossly negligent or engaged in willful misconduct, (g) provisions requiring the payment of attorney’s fees or litigation expenses, or (h) provisions which purport (i) to require the payment of interest on interest or (ii) to compensate any party for loss or expense in excess of actual loss or reasonable expenses or which constitute a penalty.

3.             No opinion is expressed as to the legality of any interest, other charges or prepayment penalties under any applicable usury statute.

                As used herein, the phrases “to our knowledge”, “known to us” or similar phrases mean we have relied solely upon (i) the Registration Statement and Indenture, (ii) the Entity Documents, and (iii) the actual knowledge of the limited number of attorneys in this firm who have been principally involved in the representation of the Ohio Guarantors in connection with the issuance of this opinion letter in the scope of such representation and without (unless expressly described herein) any independent investigation or inquiry, and no inference as to our knowledge concerning factual matters should or may be drawn.

                Without limiting the generality of the foregoing, other than the Ohio Guarantors with respect to the Indenture, we have made no examination of the character, organization, activities, power or authority of any of the parties to any document or agreement.  Furthermore, we have not made, as of any date, any examination of the business activities, financial condition or the uses or purposes of the Ohio Guarantors which might have any effect on our opinions as expressed herein, and we have neither examined, nor do we opine on, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.

                The phrases “corporate power” and “validly existing” refer to and are limited by Chapter 1701 of the Ohio Revised Code and the Articles of Incorporation and Regulations of each Ohio Guarantor.

                The opinions expressed herein are limited to the laws (excluding securities laws and principles of conflicts of law) of the State of Ohio.  We express no opinion as the laws of the United States of America or of any other jurisdiction, foreign or domestic.

                Based upon and subject to the foregoing, we are of the opinion that:

1.             Based solely on our review of the Good Standing Certificates, each Ohio Guarantor is a corporation validly existing and in good standing under the laws of the State of

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October 31, 2006

Ohio, and has the requisite corporate power to issue the Guarantees and execute and deliver the Indenture to which it is a party.

2.             Based solely on our review of the Entity Documents and the Indenture, the  issuance of the Guarantees by the Ohio Guarantors and the execution, delivery and performance of the Indenture to which each Ohio Guarantor is a party have been duly authorized by such Ohio Guarantor, and do not conflict with or violate (i) the Entity Documents of such Ohio Guarantor, or (ii) any statute or governmental rule or regulation of general applicability.

3.             Based solely on our review of the Entity Documents and the Indenture, the Indenture has been duly executed by each Ohio Guarantor that is a party thereto.

4.             To our knowledge, no consent, waiver, approval, authorization or order of any court or governmental authority of the State of Ohio is required for the issuance by the Ohio Guarantors of the Guarantees or the compliance by the Ohio Guarantors with the provisions of the Indenture.

                We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.  This opinion speaks as of its date only and is based upon facts and law in existence on the date hereof, and we disclaim any undertaking to advise you of changes occurring therein after the date hereof.  We also consent to (i) the Trustee’s relying on this opinion and (ii) Simpson Thacher & Bartlett LLP’s relying as to matters of Ohio law on this opinion in connection with the opinion of Simpson Thacher & Bartlett LLP to be rendered in connection with the Registration Statement.

Very truly yours,

/s/ Frost Brown Todd, LLC
FROST BROWN TODD, LLC